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                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT
                                    BETWEEN
                             ITT DESTINATIONS, INC.
                                      AND
                                RAND V. ARASKOG
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              AGREEMENT MADE AS OF THE 19TH DAY OF DECEMBER, 1995

                         ------------------------------

Between

                                RAND V. ARASKOG
                       hereinafter called the "Executive"

And

                             ITT DESTINATIONS, INC.
                          1330 Avenue of the Americas
                            New York, New York 10019
                            hereinafter called "ITT"

                                  WITNESSETH:

     I. WHEREAS, the Board of Directors of ITT desires to ensure that the Executive shall serve as Chairman and Chief Executive of ITT until October 31, 2000 and to provide further services to ITT in various capacities thereafter; and

     II. WHEREAS, The Board of Directors of ITT desires to ensure that the Executive will not enter the service of any competitor during the term of employment provided by this Agreement and thereafter for the rest of Executive's life; and

     III. WHEREAS, pursuant to ITT's retirement policy for Directors, Executive is eligible for election to the Board of Directors through age 72; and

     IV. WHEREAS, the Executive is prepared to enter into an Employment and Consulting Agreement ("Agreement") with ITT upon the terms and conditions as herein provided;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein set forth and for other consideration hereinafter described, the parties hereto agree as follows:

  1.Effective Date, Employment by ITT of Executive and Acceptance by Executive.

     (a) This Agreement shall be effective ("Effective Date") on the Distribution Date as that term is defined in the Proxy Statement for the Special Meeting of Shareholders of ITT Corporation to be held on September 21, 1995.

     (b) ITT hereby employs the Executive as of the Effective Date in such capacities and for such term and upon such conditions concerning rates of compensation and benefits as are hereinafter stated. The Executive hereby accepts such employment and agrees faithfully, diligently and to the best of his ability to discharge the responsibilities of the offices which he now and, as provided herein, shall hereafter occupy.

  2. Term and Offices.

     During the term of employment the Executive shall serve (i) as Chairman and Chief Executive and, at the discretion of the Board of Directors, as President of ITT should the post not otherwise be occupied, and (ii) as Chairman of the Executive and Policy Committee and Chairman of the Capital Committee of the Board of Directors. In any event, the term of employment of the Executive shall terminate on October 31, 2000, unless terminated earlier in accordance with the terms of this Agreement.

  3. Compensation as an Employee.

     As compensation to the Executive for his performance of the services to be required hereunder during the term of employment and for his acceptance of the responsibilities described herein and for his performance of all the usual obligations of employment, ITT agrees to pay to the Executive and the Executive agrees to
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accept, all in addition to any benefits provided in paragraph 5, a salary of
$2,000,000 per year, payable in equal monthly installments during the term of employment.

  4. Incentive Compensation and Bonus.

     In addition to the compensation payable to the Executive as provided in paragraph 3 hereof, the Executive shall be entitled, during his service as Chairman and Chief Executive, to receive such bonus and additional incentive compensation each year as may be awarded in the discretion of the Compensation and Personnel Committee of the Board of Directors of ITT.

  5. Further Benefits.

     The Executive shall be entitled during his service as Chairman and Chief Executive to such other and further benefits, including, without limitation, benefits under stock option plans, benefits under the New ITT Salaried Retirement Plan, as well as benefits under the New ITT Excess Plan, and any and all other benefits as shall be made applicable to salaried employees of ITT, other than pre-retirement and post-retirement life insurance under the New ITT Salaried Life Insurance Plan, and to such additional benefits as may be granted to him from time to time by the Compensation and Personnel Committee of the Board of Directors of ITT.

  6. Non-Management Director, Committees and Terms.

     (a) Any service as a member of the ITT Board of Directors subsequent to October 31, 2000 shall be as a non-management director and any service as a non-management director shall terminate at the ITT annual meeting next following October 31, 2003.

     (b) Provided the Executive serves as Chairman and Chief Executive until October 31, 2000, commencing with the ITT annual meeting in or about May, 2001 (or such other date as may be set by the ITT Board of Directors for the 2001 annual meeting) and thereafter at each subsequent ITT annual meeting through the annual meeting to be held in or about May, 2003, the Nominating Committee of the ITT Board of Directors shall nominate Executive to serve, provided Executive is willing to serve, as a non-management director of ITT. Upon election, Executive shall be paid director's fees at the same rate as that paid to other non-management directors; however, Executive shall not be eligible to participate in the New ITT Directors Retirement Plan, as amended from time to time.

     (c) Executive, while serving as a non-management director, shall be eligible to serve on any committee of the Board of Directors on which such directors may serve.

  7. Office and Other Services.

     While a non-management director, ITT shall provide Executive with suitable offices, a secretary, a car and driver, and, from time to time, use of the ITT corporate aircraft when convenient for the carrying out of ITT business. Also, while a non-management director, Executive, on a limited few occasions each year, may have the use of the ITT corporate aircraft for personal use, provided the ITT corporate aircraft is not required for business use by ITT at the time requested by Executive. Executive shall reimburse ITT for such personal use as provided in then applicable regulations under the Internal Revenue Code and relevant ITT policy relating to personal use of ITT aircraft.

  8. Consultant.

     Provided the Executive serves as Chairman and Chief Executive until October 31, 2000, for the period November 1, 2000 until October 31, 2003, Executive shall serve as a consultant to the then current Chairman and Chief Executive of ITT, and be available for such consultation for as many as fifty (50) days per annum. The consulting fee shall be $400,000 per annum, or such increased amounts as may be agreed to from time to time.
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  9. Covenant Against Competition.

     The Executive agrees that at all times during the term of employment and regardless of how that term of employment may terminate, thereafter for the rest of Executive's life, except with approval of the Board of Directors of ITT, he will not directly or indirectly engage in any business which is substantially competitive with any business then actively conducted by ITT or by any of its subsidiaries, either as owner, partner or officer or employee of such a business, and the Executive will not undertake to consult with or advise any such competitive business or otherwise, directly or indirectly, engage in any activity which is substantially competitive with or in any way adversely and substantially affecting any activity of ITT or any of its subsidiaries; provided, however, that ownership by the Executive of not more than 5% of the outstanding shares of stock of any such business listed on any national stock exchange or of not more than 15% of the stock of any such business not so listed shall not be deemed to amount to a violation of this covenant.

  10. Disability.

     (a) If, because of illness or otherwise, the Executive should become disabled from performing his duties while serving as Chairman and Chief Executive, the Executive shall be entitled to a leave of absence from ITT for the duration of any such disability for a period or periods up to but not exceeding an aggregate of one year in any four consecutive years. During any such leave of absence the Executive's compensation and status as an employee hereunder shall continue as provided herein.

     (b) The Executive shall be deemed to be permanently incapacitated only if and when either (i) such leaves of absence for disability shall have continued for more than one year in the aggregate in any four consecutive years, or (ii) a single leave of absence for disability shall have continued for a period of six consecutive months, and, in either such case, thereafter, upon impartial medical advice, it shall have been certified to ITT that the disability is such that it will substantially impair the Executive's ability to perform his duties hereunder.

     (c) Subject to the provisions of paragraph 13 hereof, in the event Executive becomes permanently incapacitated, as specified in clause (b) above, the employment of the Executive hereunder shall terminate and, in lieu of any further salary or other compensation provided for in paragraphs 3 and 4 hereof, ITT shall pay to the Executive as a disability allowance, commencing with the month immediately succeeding the month in which Executive was determined to be permanently incapacitated and ending when Executive reaches age 69, the Annual Contract Payments, as hereinafter defined, provided that the Annual Contract Payments paid under this paragraph 10 during periods of disability shall be reduced by the amount of any payment received by the Executive under any ITT short-term, long-term or supplementary disability plan or salary continuation practice.


     (d) The term "Annual Contract Payment" as used in this Agreement shall mean: (i) for the first twelve months commencing with the first day of the month succeeding the month in which the event occurred which results in the making of the Annual Contract Payments (A) an amount, payable in equal monthly installments, equivalent to the annual salary received by Executive for the calendar year immediately preceding such event plus (B) an amount, payable in equal monthly installments, equivalent to one-third of the aggregate amount of the bonuses received by Executive with respect to each of the three calendar years immediately preceding such event (it being understood that for this purpose the bonus with respect to any year is the bonus presently awarded in March of the succeeding year); and (ii) for the twelve-month periods succeeding the twelve months for which payments are specified in clause (i) of this paragraph 10(d), (A) an amount, payable in equal monthly installments, equivalent to the amount provided in paragraph 10(d)(i)(A) plus (B) an amount, payable in equal monthly installments, equivalent to 75% of the amount provided in paragraph 10(d)(i)(B).


  11. Contract Payments in Event of Death.

     Subject to the provisions of paragraph 13 hereof, if the Executive should die while serving as Chairman and Chief Executive, then until Executive would have reached age 69 commencing with the month immediately succeeding the death of Executive, ITT shall pay, in equal monthly installments, to the
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beneficiary or beneficiaries designated by the Executive in writing, or, failing such designation, to the estate of the Executive, the Annual Contract Payments as defined in paragraph 10(d). In addition to the amounts provided in the first sentence of this paragraph 11, and subject to the provisions of paragraph 13 hereof, commencing with the first month after the payments provided for in the first sentence of this paragraph shall terminate, ITT shall pay to Executive's designated beneficiary or in the event no beneficiary has been designated, his estate, an annual amount in equal monthly installments which shall be equivalent to the amount of annual pension that would have been payable to Executive's widow as if the Executive had at age 55 elected the Supplemental Pre-Retirement Survivor's Benefit available under the New ITT Salaried Retirement Plan, had designated his spouse as beneficiary thereunder and died at age 69 prior to retirement; provided, however, that said annual amount shall not be less than the benefit which would have been payable under the previous 100% Death-in-Service Option of the New ITT Salaried Retirement Plan; and provided further that the payments provided for in this paragraph shall be reduced by any monthly benefit payments or the monthly equivalent benefit of any lump-sum payments otherwise payable to his surviving widow or other beneficiary under the New ITT Salaried Retirement Plan and under the New ITT Excess Plan.

  12. Termination.

     ITT shall have the right to terminate the Executive's employment only for cause, which is limited to action by the Executive involving willful malfeasance or gross negligence or failure to act by the Executive involving material nonfeasance that would tend to have a materially adverse effect on ITT.

  13. Failure to Elect Executive to the Offices Provided Herein.

     (a) Applicable to the period up to October 31, 2000. If the Board of Directors of ITT shall determine not to elect the Executive to the offices described in paragraph 2 hereof (other than as Chairman of the Capital Committee) for the periods therein described, then ITT shall pay Executive, in lieu of any further compensation, in equal monthly installments, (i) for the first twelve months commencing with the first day of the month succeeding the month in which Executive ceases to hold the offices described in paragraph 2 hereof (other than as Chairman of the Capital Committee) (A) an amount equal to the annual salary received by Executive for the calendar year immediately preceding such event plus (B) an amount equivalent to 75% of one-third of the aggregate amount of the bonuses received by Executive with respect to each of the three calendar years immediately preceding such event (it being understood that for this purpose the bonus with respect to any year is the bonus presently awarded in March of the succeeding year) and (ii) for each succeeding twelve months remaining in the term of employment provided herein, (A) an amount equivalent to the annual salary received by Executive for the calendar year immediately preceding the year in which Executive ceases to hold such offices and (B) an amount equivalent to 50% of one-third of the aggregate amount of the bonuses received by Executive with respect to each of the three calendar years immediately preceding such event (it being understood that for this purpose the bonus with respect to any year is the bonus presently awarded in March of the succeeding year); provided, however, that notwithstanding any other provision of this paragraph 13, the monthly payments under this paragraph 13 shall terminate on October 31, 2000. During the period in which payments continue under this paragraph 13, Executive shall continue to be entitled to all benefits (including benefit accruals) under the New ITT Salaried Retirement Plan and the New ITT Excess Plan, including all elections or options contained therein, and all other benefits described in paragraph 5 hereof. During the period in which payments continue under this paragraph 13, Executive will continue to be available to render to ITT reasonable assistance, consistent with the level of Executive's prior position with ITT, at times and locations that are mutually acceptable. In requesting such services, ITT shall take into account any other commitments Executive may have. Such continuation of salary and bonus payments, however, shall be payable only so long as the Executive shall comply with the provisions of paragraph 9 hereof headed "Covenant Against Competition". The foregoing provisions of this paragraph (i) shall not apply if payments are being made pursuant to paragraph 10 or 11, and (ii) shall not apply or, if payments are being made, payments shall cease if Executive's services shall be terminated by the Board of Directors of ITT for cause pursuant to paragraph 12 of this Agreement. The provisions of paragraph 10 relating to disability and paragraph 11 relating to death shall not apply if payments are being made under this paragraph 13 at the time of such disability or death, but in such event the payments provided for in this
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paragraph 13 shall continue without being affected by such disability or death.
Any payments received by Executive during a period of disability shall be reduced by the amount of any payment made under any ITT short-term, long-term or supplemental disability plan or salary continuation practice. In the event of death the payments provided for in this paragraph shall be reduced by any monthly benefit payments or the monthly equivalent benefit of any lump-sum payments otherwise payable to his surviving widow or other beneficiary under the New ITT Salaried Retirement Plan and under the New ITT Excess Plan.

     If at any time prior to October 31, 2000, the Board of Directors of ITT shall determine not to elect the Executive to serve as Chairman and Chief Executive, ITT will pay the Executive, when payments end under this paragraph 13, a lump sum amount equal to the present value of the consulting fee and director fees provided for in paragraphs 6 and 8 for the term provided therein. In determining such present value, ITT will use an interest rate equal to the prime rate in effect at Citibank, N.A. on October 31, 2000. In the event such lump sum payment is made, the office and other services described in paragraph 7 will not be provided.

     (b) Applicable to the period after October 31, 2000. If Executive serves as Chairman and Chief Executive until October 31, 2000 and if, at any time prior to October 31, 2003, the Nominating Committee of the Directors fails to nominate Executive as a non-management director, then ITT will pay the Executive a lump sum amount equal to the present value of the balance remaining of the then current consulting fee and other director fees provided for in paragraphs 6 and 8 for the term provided therein. In determining such present value, ITT will use an interest rate equal to the prime rate in effect at Citibank, N.A. when the payment is made. In such event, ITT will continue to provide the office and services described in paragraph 7.

  15. ITT Policies.

     During the term of employment, thereafter during his service as a non-management director, and thereafter for the rest of Executive's life, Executive will comply with the ITT Code of Conduct and with ITT policies.

  16. Information.

     During the term of employment, thereafter during his service as a non-management director, and thereafter for the rest of Executive's life, Executive will inform ITT of any activities, including his own, promptly after Executive becomes aware of such activities, which could affect the public perception of ITT, the Board of Directors or ITT's senior officers.

  17. Superseding Effect -- Entire Agreement.

     This agreement supersedes any prior agreements or understandings, oral or written, with respect to employment and services of the Executive and constitutes the entire agreement with respect thereto; provided that any prior agreement with ITT relating to the assignment of inventions or confidentiality of information remain in effect and shall continue for the rest of Executive's life. This Agreement cannot be changed or terminated orally and may be modified only by a subsequent written agreement executed by both the parties hereto.

  18. Applicable Law.

     This agreement shall be governed by and construed in accordance with the laws of the State of New York.

  19. Non-Assignability by Executive.

     This is a personal service agreement which may not be assigned by the Executive. Any assignment in violation of this covenant shall be null and void.
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  20. Arbitration.

     Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any courts having jurisdiction thereof.

     IN WITNESS WHEREOF, the Executive has affixed his hand and seal hereto, and ITT has caused this instrument to be executed by a duly authorized officer thereof as of the day and year first above written.

                                          /s/       RAND V. ARASKOG
                                          --------------------------------------
                                                     Rand V. Araskog

                                          ITT DESTINATIONS, INC.

                                          By: /s/   RALPH W. PAUSIG
                                          --------------------------------------
                                                       Ralph W. Pausig
                                                    Senior Vice President